Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Univest Financial Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-123189, 333-02513, 333-152542, and 333-187987) on Form S-8 and registration statements (Nos. 333-02509, 333-159084, and 333-221508) on Form S-3 of Univest Financial Corporation of our reports dated February 28, 2020, with respect to the consolidated balance sheets of Univest Financial Corporation as of December 31, 2019 and 2018, the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10-K of Univest Financial Corporation.

Our report refers to the adoption of Accounting Standard Update (ASU) No. 2016-02, which established Accounting Standard Codification Topic 842, Leases.

Philadelphia, Pennsylvania
February 28, 2020